Exhibit 99.1

FULTON FINANCIAL
CORPORATION

FOR IMMEDIATE RELEASE
Media Contact: Laura J. Wakeley (717) 291-2616
Investor Contact: Jason Weber (717) 327-2394

Fulton Financial reports first quarter earnings of $0.22 per share

•
Diluted earnings per share for the first quarter of 2016 were 22 cents, unchanged from both the fourth quarter of 2015 and the first quarter of 2015. Pre-provision net revenue of $50.8 million was 6.6% lower than the fourth quarter of 2015 and 11.2% higher than the first quarter of 2015.

•	Net interest income for the first quarter of 2016 increased $1.3 million, or 1.0 percent, compared to the fourth quarter of 2015 and $5.5 million, or 4.4 percent compared to first quarter of 2015.

•	Net interest margin increased four basis points to 3.23 percent compared to the fourth quarter of 2015, and decreased four basis points compared to the first quarter of 2015.

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Loans at March 31, 2016 increased $32.1 million, or 0.2 percent, compared to December 31, 2015 and $755.2 million, or 5.8 percent, compared to March 31, 2015. Average loans for the first quarter of 2016 increased 1.4 percent and 5.8 percent compared to the fourth quarter of 2015 and the first quarter of 2015, respectively.

•	Deposits at March 31, 2016 increased $272.0 million, or 1.9 percent, compared to
December 31, 2015 and $889.8 million, or 6.6 percent, compared to March 31, 2015. Average deposits for the first quarter of 2016 decreased 0.1 percent compared to the fourth quarter of 2015, and increased 6.2 percent, compared to the first quarter of 2015.

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The provision for credit losses in the first quarter of 2016 was $1.5 million, compared to a $2.8 million provision in the fourth quarter of 2015 and a negative $3.7 million provision in the first quarter of 2015.

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Non-interest income, excluding investment securities gains, decreased $2.9 million, or 6.4 percent, in comparison to the fourth quarter of 2015, and increased $1.6 million, or 3.9 percent, in comparison to the first quarter of 2015.

•	Non-interest expense increased $2.0 million, or 1.7 percent, compared to the fourth quarter of 2015 and $1.9 million, or 1.6 percent, compared to the first quarter of 2015.

(April 19, 2016) - Lancaster, PA - Fulton Financial Corporation (NASDAQ:FULT) reported net income of $38.3 million, or 22 cents per diluted share, for the first quarter of 2016.

"Fulton’s first quarter resulted in double digit pre-provision net revenue growth year-over-year, a clear reflection of our efforts to focus on organic growth and take advantage of the local market disruption,” said E. Philip Wenger, Chairman, President and CEO.  "Our commercial loan pipeline remains strong while our fee income businesses continue to build momentum, so we remain optimistic that we can create meaningful positive operating leverage in 2016."

Net Interest Income and Margin
Net interest income for the first quarter of 2016 increased $1.3 million, or 1.0 percent, from the fourth quarter of 2015. Net interest margin increased four basis points, or 1.3 percent, to 3.23 percent in the first quarter of 2016, from 3.19 percent in the fourth quarter of 2015. The average yield on interest-earning assets increased five basis points, while the average cost of interest-bearing liabilities increased one basis point, during the first quarter of 2016 in comparison to the fourth quarter of 2015.

Average Balance Sheet
Total average assets for the first quarter of 2016 were $18.0 billion, an increase of $194.3 million from the fourth quarter of 2015. Average loans, net of unearned income, increased $194.2 million, or 1.4 percent, in comparison to the fourth quarter of 2015. Average loans and yields, by type, for the first quarter of 2016 in comparison to the fourth quarter of 2015, are summarized in the following table:

	Three Months Ended				Increase (decrease)
	March 31, 2016		December 31, 2015		in Balance
	Balance	Yield (1)	Balance	Yield (1)	$	%
	(dollars in thousands)
Average Loans, net of unearned income, by type:
Real estate - commercial mortgage	$5,487,421	4.03%	$5,365,640	4.05%	$121,781	2.3%
Commercial - industrial, financial, and agricultural	4,095,268	3.79%	4,035,287	3.74%	59,981	1.5%
Real estate - home equity	1,674,032	4.10%	1,694,455	4.07%	(20,423)	(1.2)%
Real estate - residential mortgage	1,381,409	3.78%	1,377,116	3.79%	4,293	0.3%
Real estate - construction	792,014	3.82%	765,555	3.75%	26,459	3.5%
Consumer	263,295	5.53%	267,726	5.72%	(4,431)	(1.7)%
Leasing and other	159,981	7.46%	153,487	5.31%	6,494	4.2%
Total Average Loans, net of unearned income	$13,853,420	4.00%	$13,659,266	3.96%	$194,154	1.4%

(1) Presented on a tax-equivalent basis using a 35% Federal tax rate and statutory interest expense disallowances.

Total average liabilities increased $172.3 million, or 1.1 percent, from the fourth quarter of 2015, while average deposits decreased $11.8 million, or 0.1 percent. Average deposits and interest rates, by type, for the first quarter of 2016 in comparison to the fourth quarter of 2015, are summarized in the following table:

	Three Months Ended				Increase (decrease)
	March 31, 2016		December 31, 2015		in Balance
	Balance	Rate	Balance	Rate	$	%
	(dollars in thousands)
Average Deposits, by type:
Noninterest-bearing demand	$3,967,887	—%	$3,999,118	—%	$(31,231)	(0.8)%
Interest-bearing demand	3,438,355	0.17%	3,411,904	0.13%	26,451	0.8%
Savings deposits	3,932,824	0.18%	3,903,741	0.17%	29,083	0.7%
Total average demand and savings	11,339,066	0.12%	11,314,763	0.10%	24,303	0.2%
Time deposits	2,867,651	1.04%	2,903,715	1.03%	(36,064)	(1.2)%
Total Average Deposits	$14,206,717	0.30%	$14,218,478	0.29%	$(11,761)	(0.1)%

Asset Quality
Non-performing assets were $148.1 million, or 0.82 percent of total assets, at March 31, 2016, compared to $155.9 million, or 0.87 percent of total assets, at December 31, 2015 and $163.5 million, or 0.94 percent of total assets, at March 31, 2015.
Annualized net charge-offs for the quarter ended March 31, 2016 were 0.20 percent of total average loans, compared to 0.02 percent for the quarter ended December 31, 2015 and 0.08 percent for the quarter ended March 31, 2015. The allowance for credit losses as a percentage of non-performing loans was 121.1 percent at March 31, 2016, as compared to 118.4 percent at December 31, 2015 and 120.3 percent at March 31, 2015.
During the first quarter of 2016, the Corporation recorded a $1.5 million provision for credit losses, compared to a $2.8 million provision for credit losses in the fourth quarter of 2015 and a negative $3.7 million provision in the first quarter of 2015.

Non-interest Income
Non-interest income, excluding investment securities gains, decreased $2.9 million, or 6.4 percent, in comparison to the fourth quarter of 2015. Other service charges and fees decreased $1.9 million, or 15.2 percent, due to decreases in commercial loan interest rate swap fees and debit card income. Service charges on deposits decreased $351,000, or 2.7 percent, due to a decrease in overdraft fee income. Mortgage banking income decreased $287,000, or 6.6 percent, due to lower servicing income.
Compared to the first quarter of 2015, non-interest income, excluding investment securities gains, increased $1.6 million, or 3.9 percent, due to increases in merchant fees, commercial loan interest rate swap fees, and other service charges and fees, partially offset by a decrease in mortgage banking income.
Gains on sales of investment securities increased $171,000 in comparison to the fourth quarter of 2015, and decreased $3.2 million from the first quarter of 2015, which included gains from the sales of two pooled trust preferred debt securities in 2015.

Non-interest Expense
Non-interest expense increased $2.0 million, or 1.7 percent, in the first quarter of 2016, compared to the fourth quarter of 2015. Salaries and employee benefits increased $3.9 million, or 6.0 percent, driven by seasonally higher payroll taxes and higher costs for certain benefits. Offsetting these increases were net decreases in multiple expense categories.
Compared to the first quarter of 2015, non-interest expense increased $2.0 million, or 1.6 percent, reflecting increases in salaries and employee benefits, data processing, and software costs partially offset by lower net occupancy expense, other real estate owned and repossession expense, equipment expense and professional fees.

About Fulton Financial
Fulton Financial Corporation is a Lancaster, Pennsylvania-based financial holding company that has banking offices in Pennsylvania, Maryland, Delaware, New Jersey and Virginia through the following affiliates, headquartered as indicated: Fulton Bank, N.A., Lancaster, PA; Swineford National Bank, Middleburg, PA; Lafayette Ambassador Bank, Bethlehem, PA; FNB Bank, N.A., Danville, PA; Fulton Bank of New Jersey, Mt. Laurel, NJ; and The Columbia Bank, Columbia, MD.
The Corporation’s investment management and trust services are offered at all banks through Fulton Financial Advisors, a division of Fulton Bank, N.A. Residential mortgage lending is offered by all banks under the Fulton Mortgage Company brand.
Additional information on Fulton Financial Corporation is available on the Internet at
www.fult.com.

Safe Harbor Statement
This news release may contain forward-looking statements with respect to the
Corporation’s financial condition, results of operations and business. Do not unduly rely on forward-looking statements. Forward-looking statements can be identified by the use of words such as "may," "should," "will," "could," "estimates," "predicts," "potential," "continue," "anticipates," "believes," "plans," "expects," "future," "intends" and similar expressions which are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, some of which are beyond the

Corporation's control and ability to predict, that could cause actual results to differ materially from those expressed in the forward-looking statements.
A discussion of certain risks and uncertainties affecting the Corporation, and some of the factors that could cause the Corporation's actual results to differ materially from those described in the forward-looking statements, can be found in the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2015, which has been filed with the Securities and Exchange Commission and is available in the Investor Relations section of the Corporation's website (www.fult.com) and on the Securities and Exchange Commission's website (www.sec.gov). The Corporation undertakes no obligation, other than as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

The Corporation uses certain non-GAAP financial measures in this earnings release. These non-GAAP financial measures are reconciled to the most comparable GAAP measures in tables at the end of this release.